Exhibit l(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption “Legal Counsel” included in or made a part of Post-Effective Amendment No. 5 to the Registration Statement of Harrison Street Infrastructure Income Fund on Form N-2 under the Securities Act of 1933, as amended.

/s/ Jacqueline Edwards, Esq.
Simpson Thacher & Bartlett LLP

New York, NY

July 29, 2026